Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Full House Resorts, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Full House Resorts, Inc.; that this corporation was originally incorporated under the name Hour Corp. on December 15, 1986. The Corporation changed its name to D.H.Z. Capital Corp. on June 1, 1987 and to Full House Resorts, Inc. on August 7, 1992.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is “Full House Resorts, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares that the Corporation may issue is 30,000,000, of which 25,000,000 shall be shares of Common Stock, $.0001 par value, and 5,000,000 shall be shares of Preferred Stock, $.0001 par value.

Each share of Common Stock, $.0001 par value, of the Corporation, whether issued or unissued (the “Pre-Split Common Stock”) shall become, effective as of the close of business on September , 1992 (on which date a Certificate of Amendment was filed with the Secretary of State of Delaware with respect to this Article Fourth), and thereafter continue to be, one-two hundredth of a share of Common Stock of this Corporation, $.0001 par value (the “Post-Split Common Stock”), provided that the shares of Pre-Split Common Stock issued in the name of any holder as of such time shall be converted only into a whole number of shares at the rate of one share for each two-hundred shares theretofore issued and any fractional shares thus resulting shall be treated in the manner specified below. Each holder of record of issued and outstanding shares of this Corporation’s Pre-Split Common Stock, at the close of business on said date, shall be entitled to receive, upon surrender of his or her stock certificate or certificates, a new certificate representing the number of shares of Post-Split Common Stock of which he or she is the owner after giving effect to the provisions of this Article Fourth. Each Stockholder who has an aggregate number of shares of Pre-Split Common Stock registered in his or her name as of the Effective Date so that he or she would otherwise, after giving effect to all such shares so registered, be entitled to receive a fraction of a share of the Post-Split Common Stock as a result of the reverse stock split will have such fractional share rounded up to the nearest whole share number of Post-Split Common Stock at no additional cost.

FIFTH: With respect to the directors and certain beneficial holders of the capital stock of the Corporation:

1. Definitions. For purposes of this Article Fifth:

(a) “Affiliate” and “Associate” have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, with the term “registrant” as used therein meaning the Corporation.

(b) “Board Member” means any Person who is serving as a member of the Board of Directors of the Corporation.

(c) A Person is the “Beneficial Owner” of issued and outstanding shares of capital stock of the Corporation:

(i)	with respect to which such Person or any of its Affiliates and Associates, pursuant to any agreement, arrangement or understanding, or otherwise, has or shares, directly or indirectly, voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, or both;

(ii)	that such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

(iii)	that are beneficially owned, directly or indirectly, by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation, as the case may be.

(d) “Disqualified Director” means any Board Member (i) whose membership on the Board of Directors could reasonably result in (A) the disapproval, modification, or non-renewal of any Gaming Related Contract to which the Corporation or any its Affiliates is a party or is subject; or (B) the failure to obtain or the loss or non-reinstatement of any license, permit or franchise from any Gaming Authority held by the Corporation or any of its Affiliates to conduct any portion of the business of the Corporation or its Affiliates; (ii) who fails or refuses to immediately fulfill its obligations as provided in Section 2 below; or (iii) who otherwise fails or refuses to obtain any license, permit or other qualification required by any Gaming Authority in connection with the conduct of the business of the Corporation.

(e) “Disqualified Holder” means any Beneficial Owner of shares of capital stock of the Corporation whose holding of shares of capital stock may result or, when taken together with the holding of shares of capital stock by any other Beneficial Owner, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any Gaming Related Contract to which the Corporation or any its Affiliates is a party or is subject; or (ii) the failure to obtain or the loss or non-reinstatement of any license, permit or franchise from any Gaming Authority held by the Corporation or any of its Affiliates to conduct any portion of the business of the Corporation or its Affiliates.

(f) “Fair Market Value” means, with respect to the shares of capital stock being redeemed pursuant to this Article Fifth: (A) the average closing sales price of such shares during the 10-day period immediately preceding the Redemption Date, as quoted on the American Stock Exchange, or such other stock exchange upon which such shares of capital stock are then listed or (B) if such shares are not listed on any stock exchange, the average closing bid quotation with respect to such shares during the 10-day period immediately preceding the Redemption Date on any quotation system then in use; or (C) if no such quotations are available, the fair market value of such shares on the Redemption Date, as determined in good faith by the Board of Directors.

(g) “Gaming Authority” means any of the Nevada Gaming Commission, the Nevada Gaming Control Board and any successors thereto, or any other federal, state, local, tribal or other governmental authority regulating any form of gaming that has, or may have, jurisdiction over the Corporation.

(h) “Gaming Related Contract” means any contract or agreement that is regulated or required to be approved by any Gaming Authority.

(i) “Person” means any individual, firm, corporation, partnership, limited liability company or other entity.

(j) “Redemption Date” means the date fixed by the Board of Directors for the redemption of any shares of capital stock of the Corporation pursuant to this Article Fifth.

2. Board Member Obligations. Every Board Member will: (a) provide to any Gaming Authority information regarding such Board Member, including without limitation thereof, information regarding other gaming-related activities of such Board Member and financial statements, in such form, and with such updates, as may be required by such Gaming Authority to determine such Board Member’s suitability to serve as a Board Member; (b) respond to written or oral questions that may be propounded by any Gaming Authority; (c) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Board Member; and (iv) if required by any Gaming Authority, apply for and obtain all appropriate licenses, permits or approvals as required by a Gaming Authority.

3. Beneficial Owner Obligations. In addition to any information that may be required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended:

(a) Any Person who becomes the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation’s issued and outstanding capital stock must notify the Corporation and the relevant Gaming Authorities in writing of such fact in accordance with applicable law.

(b) Any Person who becomes the Beneficial Owner of ten percent (10%) or more of any class or series of the Corporation’s issued and outstanding capital stock will be deemed to have agreed to: (i) provide to any Gaming Authority information regarding such Person, including without limitation thereof, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority to determine such Person’s suitability as a Beneficial Owner of such capital stock; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person; (iv) if required by any Gaming Authority, apply for and obtain all appropriate licenses required by the Gaming Authority; and (v) and pay any costs incurred by any Gaming Authority in connection with such investigation and application.

(c) Any Person who fails to comply with the foregoing provisions will be deemed to have agreed: (i) to indemnify, defend and hold the Corporation, its directors, officers, stockholders, employees and agents from and against any and all losses, damages, liabilities, fines, penalties, costs and expenses (including without limitation, attorneys’ fees) that the Corporation may incur that arise or result from such Person’s failure to comply with this Article Fifth and applicable law; and (ii) that as compensation to the Corporation for the foregoing indemnification obligations, and not as a penalty, the Corporation may withhold all or a portion of the Redemption Price that would otherwise be payable to such Person or, if no Redemption Price is payable under this Article Fifth, then the Corporation may cancel such number of shares of the Corporation’s capital stock of which such Person is the Beneficial Owner, but only in the amount necessary to reduce such Person’s Beneficial Ownership to a level that would not result in the Corporation having any liability to any Gaming Authority or any other Person.

4. Disqualified Directors. Notwithstanding any other provisions of this Certificate of Incorporation, any Disqualified Director shall be automatically removed from the Board of Directors without further action by the stockholders or Board of Directors of the Corporation.

5. Disqualified Holders. Notwithstanding any other provisions of this Certificate of Incorporation, all or a portion of the outstanding shares of capital stock held by a Disqualified Holder will be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption will be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Section 5 will be equal to the Fair Market Value of such shares, or such other redemption price as may be required by applicable law;

(b) the redemption price of such shares will be paid, at the Corporation’s election in its sole discretion, in cash or other immediately available funds or by delivery of a promissory note payable to the Disqualified Holder, or any combination of the two. If all or a portion of the redemption price is to be paid pursuant to a promissory note, unless the Corporation agrees otherwise, such promissory note will be unsecured, payable over a period of five years and will bear interest, compounded annually, at the prime rate of interest, as published in The Wall Street Journal on the Redemption Date (or, if the Redemption Date is not a business day, the business day immediately preceding the Redemption Date); provided, that if The Wall Street Journal ceases to publish the prime rate, the Corporation will reasonably determine a substitute method for determining the prime rate;

(c) if less than all the shares held by the Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in a manner determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

(d) at least 10 days’ written notice of the Redemption Date will be given to Disqualified Holders of the shares to be redeemed;

(e) from and after the Redemption Date or such earlier date as mandated by applicable law, any and all rights of whatever nature, which may be held by the Disqualified Holders of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares), will cease and terminate and thenceforth the Disqualified Holder will be entitled only to receive the redemption price payable upon redemption; and

(f) such other terms and conditions as the Board of Directors may determine.

The foregoing notwithstanding, the number of shares of capital stock of a Disqualified Holder to be redeemed pursuant to this Article Fifth will be the minimum number of shares as required to cause such Disqualified Person to be in compliance with, or not subject to, regulatory requirements of the Gaming Authorities.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Board of Directors shall have power without the assent or vote of the stockholders to adopt, amend, or repeal the By-Laws of the Corporation.

NINTH: The Board of Directors shall have the power to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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3): The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4): That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 31st day of May, 2006.

By:	/s/ Barth Aaron
Name:	Barth F. Aaron
Title:	Secretary